Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-25480, 33-25233, 33-82076, 333-48789, 333-48795, 333-48815, 333-84779, 333-108092 and 333-110061 on Forms S-8 of REGAL-BELOIT CORPORATION of our report dated February 25, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and the related disclosures) appearing in this Form 10-K of REGAL-BELOIT CORPORATION for the years ended December 31, 2003 and 2002.

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
March 10, 2004